September 4, 2012

Dear Fellow Stockholder:

We have reached an exciting point in the lifecycle of Inland Diversified.  As of August 23, 2012, the fund’s offering was officially closed to new investors, after raising more than $1.1 billion of capital.  We have invested this capital in quality assets with tenants that we believe are financially stable and leaders in their particular industries.  As we look at our current pipeline of properties, we expect this trend to continue.  In fact, our economic occupancy increased in the second quarter to over 97%.  Our acquisitions team will continue its diligent work to find new assets for the portfolio, and the Company’s newest acquisitions are highlighted below:

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Shops at Moore, a 259,996 square-foot retail shopping center located in Moore, Oklahoma, was purchased for approximately $38.8 million.  The property has an economic occupancy of 100% with 22 tenants including, Bed Bath & Beyond, PetSmart and Hobby Lobby.

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BJ’s at Ritchie Station, a 117,875 square-foot retail store located in Capital Heights, Maryland, was purchased for approximately $32.4 million.  The property is 100% leased to BJ’s Wholesale Club for a remaining lease term of 18 years.

•

Virginia Convenience Store Portfolio, a portfolio of five convenience stores totaling 18,311 square feet was purchased for approximately $15.7 million.  Each location is 100% leased for an average remaining lease term of 19 years.

•

FedEx Distribution Center, two distribution facilities totaling 256,815 square feet and 57 acres of land, located at William P. Hobby Airport in Houston, Texas, was purchased for approximately $39.3 million. The facility is 100% leased to FedEx Corporation for 10 years.

As of August 23, 2012, Inland Diversified owned and operated 98 properties with a combined purchase price of approximately $1.4 billion, containing 8.3 million square feet of retail and office properties, and 420 multi-family units.

We are pleased to enclose your check or account statement which includes information regarding your share of the 6% annualized distribution on a share purchase price of $10.00 paid to stockholders for record dates in August 2012.  We are proud of our sponsor’s 40+ years of integrity, and Inland Diversified’s ongoing commitment not to pay any portion of your distribution out of offering proceeds.

We appreciate and thank you for your investment in Inland Diversified.

Sincerely,

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Robert D. Parks	Barry L. Lazarus
Chairman of the Board	President and Chief Operating Officer

Enclosure

cc: Trustee, Broker Dealer, Financial Advisor